Current Report

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2005

Raytech Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-9298	06-1182033
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

711 Tech Drive, Crawfordsville IN	47933
(Address of principal executive offices)	(Zip Code)

765-359-2818
Registrant's telephone number, including area code

____________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

On November 16, 2005, Raytech Corporation (“Raytech”) issued a press release announcing that it was filing a notification of late filing relating to its quarterly report on Form 10-Q, and announcing estimated results of operations for the fiscal quarter ended October 2, 2005. The text of the press release is included as Exhibit 99.01 to this report.

Item 4.02 (a) Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On November 14, 2005, the management and Audit Committee of Raytech concluded that the previously issued financial statements for the second quarter ended July 3, 2005 included in its Quarterly Report on Form 10-Q should no longer be relied upon because of an error in such financial statements.

Raytech established a fresh start income tax reserve of $1.6 million in 2001 when it emerged from Chapter 11 bankruptcy. This reserve was no longer necessary as a result of a settlement with the Internal Revenue Service during the quarter ended July 3, 2005. The financial statements of Raytech included in its Form 10-Q for the quarter ended July 3, 2005 reflected the elimination of this tax reserve as a reduction in the provision for income taxes. Upon further consideration by Raytech, the elimination of this tax reserve should have been treated as a reduction of goodwill. As a result, the net loss for the 13 weeks and 26 weeks ended July 3, 2005 will be $5.0 million or $0.12 per share and $3.3 million or $0.08 per share, respectively.

The Company believes a potential material weakness exists in the financial reporting process because there was a misinterpretation of generally accepted accounting principles related to the accounting for the tax reserves discussed above.

The Audit Committee discussed with Raytech’s independent registered public accounting firm the matters disclosed in this report.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit 99.	Press Release of Raytech Corporation dated November 16, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Raytech Corporation
(Registrant)

Date November 18, 2005

(Signature)*

/s/ Richard P. McCook
Richard P. McCook, Executive Vice President and Chief Financial Officer

*Print name and title of the signing officer under his signature.